SCHEDULE 14A

                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN A PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other that the Registrant /   /

Check the appropriate box:
/ X / Preliminary Proxy Statement
/   / Confidential for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
/   / Definitive Proxy Statement
/   / Definitive Additional Materials
/   / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              MERISEL, INC.
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               (Name of Registrant as Specified in Its Charter)

                                    N/A
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     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): N/A

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1),  or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3). / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         (1) Title of each class of securities to which transaction applies:
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         (2) Aggregate number of securities to which transaction applies:
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         (3) Per unit price or other  underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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         (4) Proposed maximum aggregate value of transaction:
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         (5) Total fee paid:
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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration No.:

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(3) Filing Party:

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(4) Date Filed:

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



                                  MERISEL, INC.



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD FEBRUARY __, 2001


TO THE STOCKHOLDERS OF MERISEL, INC.:


         A Special Meeting of Stockholders (the "Special Meeting") of Merisel, Inc., a Delaware corporation (the "Company" or "Merisel"), will be held on February __, 2001, Los Angeles time, at the Company's headquarters located at 200 Continental Boulevard, El Segundo, California, for the following purposes as described in the accompanying Proxy Statement:


         1. To approve an amendment to the Company's Restated Certificate of Incorporation to effect a stock combination (reverse stock split) pursuant to which every ten shares of outstanding Common Stock would be reclassified into one share of Common Stock; and

         2. To transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.


         The Board of Directors has fixed the close of business on January __, 2001 as the record date for determination of stockholders entitled to receive notice of and to vote at the Special Meeting and any adjournment thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote.


         All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, to ensure your representation at the Special Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Special Meeting may vote in person even if he or she previously returned a proxy.


                                             By Order of the Board of Directors




                                             Karen A. Tallman
                                             Secretary


El Segundo, California
January __, 2001

                                  MERISEL, INC.
                            200 Continental Boulevard
                          El Segundo, California 90245


                                 PROXY STATEMENT




         This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Merisel, Inc. for use at a special meeting of stockholders to be held on _______, February __, 2001, or at any adjournments thereof, for the purposes set forth herein and in the foregoing notice. This proxy statement and the accompanying proxy card are being mailed to our stockholders on or about January __, 2001.

         THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         The following series of questions and answers highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement to fully understand the proposed reserve stock split to be voted on at the special meeting.


                        ABOUT THE SPECIAL MEETING

When and where is the special meeting?

         The special meeting will be held at 8:00 a.m. on ______, February __, 2001, at our offices located at 200 Continental Boulevard, El Segundo, California 90245.

What is the purpose of the special meeting?

         At the special meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including a proposal to amend our Restated Certificate of Incorporation to provide for a 1-for-10 reverse stock split, which we refer to as the "reverse split." If the stockholders approve the proposal, the Company will file a certificate of amendment with the Secretary of State of Delaware to effectuate the reverse split. We refer to this certificate as the "Certificate of Amendment."

Who is entitled to vote at the special meeting?

         Those who were stockholders of record of Merisel at the close of business on January __, 2001, the record date fixed by our board of directors, are entitled to vote at the special meeting. Each stockholder of record on the record date is entitled to one vote for each share then held on each matter submitted to a vote of the stockholders.

What are our objectives?

         We were notified by The Nasdaq Stock Market, Inc. in August 2000 that our common stock would be de-listed from the Nasdaq National Market if the share price of our common stock continued to be below $1.00.

         Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for thirty consecutive trading days and does not thereafter regain compliance for a minimum of ten consecutive trading days during the ninety calendar days following notification by Nasdaq, Nasdaq may de-list our common stock from trading on the Nasdaq National Market. If a de-listing were to occur, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets and not as broad a market as the Nasdaq National Market.

         Because  our  common  stock  did not  regain  compliance  for a minimum ten-day period, we applied to Nasdaq for a hearing, which resulted in the de-listing being stayed during the hearing period. The hearing was held on November 30, 2000. At the hearing, the Company proposed that a 1-for-10 reverse stock split be implemented for the purpose of increasing the market price of the our common stock above the Nasdaq minimum bid requirement. We have been advised by Nasdaq that it will continue the listing of our common stock if the following conditions are met: (1) on or before February 16, 2001, our common stock has a closing bid price of at least $1.00; and (2) thereafter, our common stock has a closing bid price of at least $1.00 for a minimum of 10 consecutive trading days or a longer period at Nasdaq's discretion. In addition, the Company must achieve compliance with all requirements for continued listing on the Nasdaq National Market, including the $5 million market value of public float requirement. At December 20, 2000, the market value of our public float was approximately $6.1 million. If the Company is unable to meet the minimum public float requirement, the common stock may be transferred to the Nasdaq SmallCap Market, which has a minimum public float requirement of $1 million. For further information, see the discussion on page __ under the heading "-- Background."

How will these objectives be accomplished?

         If the reverse split is approved by the stockholders, each ten (10) of our outstanding shares of common stock owned by a stockholder (which we will refer to as "Old Shares") would be reclassified into one (1) of common stock (which we will refer to as "New Shares"). The number of Old Shares for which each New Share is to be exchanged is referred to as the "exchange number." The reverse split will be effected simultaneously for all common stock and the exchange number will be the same for all common stock. Upon effectiveness of the reverse split, each option for common stock would entitle the holder to acquire a number of shares equal to the number of shares which the holder was entitled to acquire prior to the reverse split divided by the exchange number at the exercise price in effect immediately prior to the reverse split multiplied by the exchange number.

         The principal purpose of the reverse split proposal is to increase the market price of the our common stock above the Nasdaq minimum bid requirement. However, the effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per New Share of our common stock after the reverse split will rise in proportion to the reduction in the number of Old Shares of our common stock outstanding resulting from the reverse split. There can be no assurance that the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq National Market, including the minimum public float requirement. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding. For further information, see the discussion on page __ under the heading "--Purpose and material effects of proposed reverse split."


                         SUMMARY OF THE REVERSE SPLIT

What effect will the reverse split have on me?

         You will receive one (1) New Share for each ten (10) Old Shares that you own, and you will receive cash in lieu of any fractional share that would otherwise be issuable. The Company will aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive.

Am I entitled to dissent from the reverse split?

         No. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendment to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

What are the federal income tax consequences of the reverse split?

           We expect that our stockholders generally will not recognize tax gain or loss as a result of the reverse split. However, gain or loss will be recognized on cash received in lieu of fractional shares. Moreover, the tax consequences to each stockholder will depend on his particular situation. For further information, see discussion on page 7 under the heading "Federal income tax consequences of the reverse split".

What is the board's recommendation?

         The board of directors has unanimously concluded that the reverse split is advisable and in the best interests of Merisel and its stockholders. The board of directors unanimously recommends that you vote "FOR" the proposal to amend our Restated Certificate of Incorporation, effecting the reverse split.

What vote is required to approve the reverse split?

         The affirmative vote of a majority of all Old Shares outstanding on the record date is required to approve the amendment of our Restated Certificate of Incorporation to effectuate the reverse split. Abstentions and "broker non-votes" are counted as shares eligible to vote at the special meeting in determining whether a quorum is present, but do not represent votes cast with respect to any proposal. "Broker non-votes" are shares held by a broker or nominee as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power. Abstentions and broker non-votes will have the same effect as a vote against the reverse split. The Company has been advised by Phoenix Acquisition Company II, L.L.C., which owns a majority of our outstanding common stock, that it intends to vote in favor of the reverse split. If Phoenix Acquisition Company votes in favor of the proposal, the amendment of our Restated Certificate of Incorporation to effectuate the reverse split will be approved and implemented.

Has the Company obtained an independent opinion regarding the reverse split?

         No. We have not obtained any such opinion.


         SUMMARY OF OTHER MATTERS IN CONNECTION WITH THE MEETING

What do I need to do now?

         All Merisel stockholders as of the record date will vote on the reverse split. Read this proxy statement and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be represented at the special meeting.

Can I change my vote after I have mailed my signed proxy card?

         Yes. You have an unconditional right to revoke your proxy at any time prior to its exercise, either in person at the special meeting or by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our offices.

What are the voting procedures at the special meeting?

         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum. If less than a majority of outstanding shares entitled to vote are represented at the special meeting, a majority of the shares so represented may adjourn the special meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken. A majority of our outstanding shares is required to adopt the proposal described in this proxy statement. Abstentions and "broker non-votes" are counted as shares eligible to vote at the special meeting in determining whether a quorum is present, but do not represent votes cast with respect to any proposal.
"Broker non-votes" are shares held by a broker or nominee as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power. Abstentions and broker non-votes will have the same effect as a vote against the reverse split. A proxy card is enclosed for use at the special meeting. When such proxy is properly executed and returned, the shares it represents will be voted at the special meeting, in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted for in favor of all proposals stated in the notice of special meeting and described in this proxy statement.

Should I send my stock certificates in now?

         No, do not send in your stock certificates now. After the reverse split is approved and effected, we will send you instructions for submitting your stock certificate(s) in exchange for a stock certificate representing your shares of New Shares and cash, if any, in lieu of fractional shares. For more information on what will occur if the reverse split is approved, see the discussion on page _ under the heading "--Procedure for effecting reverse split and exchange of stock certificates" and "--Fractional shares."

              PROPOSAL REGARDING THE AMENDMENT OF CERTIFICATE OF
                   INCORPORATION TO EFFECTUATE REVERSE SPLIT

Background

          Our common stock is quoted on the Nasdaq National Market. In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we are required to have net tangible assets (total assets, excluding goodwill, minus total liabilities) of at least $4 million and our common stock must have an aggregate market value of shares held by persons other than officers and directors of at least $5,000,000, at least 400 persons who own at least 100 shares, AND a minimum bid price of at least $1.00 per share.

         Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for thirty consecutive trading days and does not thereafter regain compliance for a minimum of ten consecutive trading days during the ninety calendar days following notification by Nasdaq, Nasdaq may de-list our common stock from trading on the Nasdaq National Market. If a de-listing were to occur, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets and not as broad a market as the Nasdaq National Market.

         On August 4, 2000, we received a letter from Nasdaq advising us that our common stock had not met Nasdaq's minimum bid price requirement for thirty consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the ninety calendar days ending November 2, 2000, our common stock would be de-listed at the opening of business on November 6, 2000. Because our common stock did not regain compliance for a minimum ten-day period, we applied to Nasdaq for a hearing, which resulted in the de-listing being stayed during the hearing period. The hearing was held on November 30, 2000. At the hearing, the Company proposed that a 1-for-10 reverse stock split be implemented for the purpose of increasing the market price of our common stock above the Nasdaq minimum bid requirement. We have been advised by Nasdaq that it will continue the listing of our common stock if the following conditions are met: (1) on or before February 16, 2001, our common stock has a closing bid price of at least $1.00; and (2) thereafter, our common stock has a closing bid price of at least $1.00 for a minimum of 10 consecutive trading days or a longer period at Nasdaq's discretion. In addition, the Company must achieve compliance with all requirements for continued listing on the Nasdaq National Market, including the $5 million market value of public float requirement. At December 20, 2000, the market value of our public float was approximately $6.1 million. Assuming no further issuances of stock, following the reverse split, the number of shares included in the public float would decrease from approximately 29,860,000 to 2,986,000. Accordingly, our common stock would need to trade at or above $1.675 after the reverse split in order to comply with the Nasdaq continued listing criteria. The Company currently has no plan for additional issuances and there is no assurance that the Company will meet all the requirements following the split.

         If the Company is unable to meet the minimum public float requirement, the common stock may be transferred to the Nasdaq SmallCap Market. In order for our common stock to continue to be quoted on the Nasdaq SmallCap Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we are required to have net tangible assets (total assets, excluding goodwill, minus total liabilities) of at least $2 million or a market capitalization of at least $35 million or net income (in latest fiscal year or two of the three last fiscal years) of at least $500,000 and our common stock must have an aggregate market value of shares held by persons other than officers and directors of at least $1 million, at least 300 persons who own at least 100 shares, AND a minimum bid price of at least $1.00 per share. The Company's net tangible assets are significantly greater than $2 million and, based on our present calculations, both the market value of the public float and the number of holders of 100 shares far exceed the listing requirements. Therefore, the Company can remain listed on the Nasdaq SmallCap Market if it can maintain a bid price of at least $1.00 per share.

         The board of directors considered the potential harm to Merisel of a delisting from Nasdaq, and determined that a reverse stock split was the best way of achieving compliance with Nasdaq's listing standards. Accordingly, the board adopted resolutions, subject to approval by our stockholders, to amend our Restated Certificate of Incorporation to: (i) effect a 1-for-10 stock combination (reverse stock split) of our outstanding shares of common stock, and
(ii) aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive. The reverse split will not change the number of our authorized shares of common stock or preferred stock or the par value of common stock or preferred stock. These resolutions were approved as a means of increasing the share price of our common stock above $1.00.

Purpose and material effects of proposed reverse split

         One of the key requirements for continued listing on the Nasdaq National Market or SmallCap Market is that our common stock must maintain a minimum bid price above $1.00 per share. We believe that the reverse split will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq listing standards. We also believe that the higher share price could help generate interest in Merisel among investors. Furthermore, we believe that maintaining our Nasdaq National Market listing may provide us with a broader market for our common stock.

         However, the effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per New Share of our common stock after the reverse split will rise in proportion to the reduction in the number of Old Shares of our common stock outstanding resulting from the reverse split. There can be no assurance that the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq National Market, including the minimum public float requirement. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

         The reverse split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive.

         The principal effect of the reverse split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 80,309,046 shares to approximately 8,030,900 shares, (ii) all outstanding options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, one-tenth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to ten times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split, and (iii) the number of shares reserved for issuance in our 1997 Stock Award and Incentive Plan will be reduced to 1/10th of the number of shares currently included in such Plan.

         The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced to 1/10th of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

         The reverse split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the aggregation and sale of fractional shares as described above. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

         Upon effectiveness of the reverse split, the number of authorized shares of common stock that are not issued or outstanding would increase from approximately 53 million to approximately 125 million. Although this increase could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Merisel with another company), the reverse split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the board of directors and stockholders. Other than the reverse split proposal, the board does not currently contemplate recommending the adoption of any other amendments to our Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of Merisel.

Certain effects of the reverse split

         Stockholders should recognize that if the reverse split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by ten). While we expect that the reverse split will result in an increase in the market price of our common stock, there can be no assurance that the reverse split will increase the market price of our common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of Merisel who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

Procedure for effecting reverse split and exchange of stock certificates

         If the reverse split is approved by our stockholders, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware. The reverse split will become effective on the date of filing the Certificate of Amendment, which we will refer to as the "effective date." Beginning on the effective date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

         As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Fractional shares

         We will not issue fractional certificates for New Shares in connection with the reverse split. Instead we will aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by ten will, upon surrender to the exchange agent of such certificates representing such fractional shares, receive cash from the proceeds from the sale of the aggregated fractional shares.

No dissenter's rights

         Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendment to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

Federal income tax consequences of the reverse split

           The following is a summary of important tax considerations of the reverse split. It addresses only stockholders who hold the Old Shares and New Shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold the Old Shares as part of a straddle, hedge, or conversion transaction, and stockholders who acquired their Old Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

           A shareholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the New Shares. The aggregate tax basis of the New Shares received will be equal to the aggregate tax basis of the Old Shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the New Shares received will include the holding period of the Old Shares exchanged.

           A holder of the Old Shares who receives cash will generally be treated as having exchanged a fractional share interest for cash in a redemption by us. The amount of any gain or loss will be equal to the difference between the portion of the tax basis of the Old Shares allocated to the fractional share interest and the cash received.

Vote required and recommendation

         The board of directors unanimously recommends a vote "FOR" the reverse split Proposal. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE ON THIS PROPOSAL WILL BE REQUIRED FOR APPROVAL OF THE AMENDMENT.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of December 19, 2000 certain information regarding beneficial ownership of Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of such date, each director, each executive officer and all directors and executive officers as a group. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them, subject to community property laws, where applicable.

                                                 Amount and Nature of                Percent of
 Name and Address                                Beneficial Ownership               Shares Owned
-----------------                                --------------------               ------------
Albert J. Fitzgibbons III...................        -0-           (1)                      *
Bradley J. Hoecker..........................        -0-           (1)                      *
Timothy N. Jenson...........................        228,922       (2)(4)                   *
Mitchell Martin....................................  73,500       (3)(5)                   *
Dr. Arnold Miller...........................          7,000       (6)                      *
Phoenix Acquisition Company II, L.L.C.......     50,000,000       (7)                   62.26%
  767 5th Avenue, 48th Floor
  New York, New York 10153
David G. Sadler..................................   302,684       (2)(8)                   *
Lawrence J. Schoenberg........................      365,584       (6)                      *
Richard J.Stephens..............................    176,169       (2)(3)(9)                *
Karen A. Tallman...............................     145,613       (2)(3)(10)               *
All Directors and Executive Officers............    1,299,472     (2)(11)                1.60%
  as a Group (9 Persons)

*Less than 1%
(1) Each of Messrs. Fitzgibbons and Hoecker is a director or partner of certain affiliates of Phoenix Acquisition Company II, L.L.C. ("Phoenix") and, therefore, may be deemed to beneficially own the 50,000,000 shares of Common Stock beneficially owned by Phoenix. Each of Messrs. Fitzgibbons and Hoecker disclaims such beneficial ownership. The address of each of Messrs. Fitzgibbons and Hoecker is the same as that given for Phoenix.
(2) Includes shares held in the Company's 401(k) plan for the accounts of the following individuals: Mr. Jenson-7,322; Mr. Sadler-2,684;
     Mr. Stephens-9,669; and Ms. Tallman-14,363.
(3) Amount listed does not include shares of retricted stock units awarded to the following executives in the following amounts: Mr. Mitchell-15,000; Mr. Stephens-25,000; and Ms. Tallman-10,000. Such restricted stock units become fully vested on August 17, 2002 or earlier if certain financial performance targets are achieved.
(4)  Includes  150,000 shares issuable with respect to stock options exercisable within 60 days after December 19, 2000.
(5) Includes 70,000 shares issuable with respect to stock options exercisable within 60 days after December 19, 2000.
(6) Includes 5,000 shares issuable with respect to stock options exercisable within 60 days after December 19, 2000.
(7) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13D filed by Phoenix pursuant to Section 13(d) of the Securities Exchange Act of 1934. Stonington Capital Appreciation 1994 Fund, L.P. (the "Fund") is the sole member of Phoenix. Stonington Partners, L.P. ("Stonington LP") is the general partner of the Fund, and Stonington Partners, Inc. II ("Stonington II") is the general partner
     of   Stonington  LP.  The Fund is  managed  by  Stonington.  The  following individuals are the directors and/or officers of Stonington and Stonington II and have shared voting and dispositive powers with respect to the Common Stock held by Phoenix: Alexis P. Michas; James J. Burke, Jr.; Robert F. End; Albert J. Fitzgibbons III; Bradley J. Hoecker; Scott
     M. Shaw and Shyam H. Gidumal. Stonington LP, Stonington II, Stonington and each of the directors and officers of Stonington II and Stonington disclaim beneficial ownership of these shares.
(8) Includes 300,000 shares issuable with respect to stock options exercisable within 60 days after December 19, 2000.
(9) Includes 155,000 shares issuable with respect to stock options exercisable within 60 days after December 19, 2000.
(10) Includes 131,250 shares issuable with respect to stock options exercisable within 60 days after December 19, 2000.
(11) Includes 816,250 shares issuable with respect to stock options exercisable within 60 days after December 19, 2000.

                                  OTHER MATTERS

Expenses of solicitation

         The accompanying proxy is solicited by and on behalf of our board of directors, and the entire cost of such solicitation will be borne by us. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of Merisel, by personal interview, telephone and facsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection with this process.

Financial and other information

         COPIES OF THE OUR COMPLETE ANNUAL REPORT AND FORM 10-K ARE AVAILABLE WITHOUT CHARGE UPON REQUEST MADE TO OUR CORPORATE OFFICES.

Discretionary authority

         The special meeting is called for the specific purposes set forth in the notice of special meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the special meeting. At the date of this proxy statement the only matters which management intends to present, or is informed or expects that others will present for action at the special meeting, are those matters specifically referred to in such notice. As to any matters which may come before the special meeting other than those specified above, the proxy holder will be entitled to exercise discretionary authority.

Stockholder proposals

        In order to be included in the proxy statement and proxy card relating to the Company's 2001 Annual Meeting of Stockholders, stockholder proposals were required to be received at the Company's executive offices at 200 Continental Boulevard, El Segundo, California 90245, addressed to the attention of the General Counsel, by December 14, 2000. Any stockholder proposal submitted after February 25, 2001 will be considered filed untimely with the Company under Rule 14a-4(c)(i) promulgated by the Securities and Exchange Commission. For proposals that are not received in a timely manner, the proxies solicited by the Board of Directors will confer discretionary authority to vote on any such proposal.


                                            By Order of the Board of Directors



                                            Karen A. Tallman
                                            Secretary

El Segundo, California
January __, 2001

                                   PROXY FORM

                                  MERISEL, INC.
                            200 Continental Boulevard
                             El Segundo, California

This Proxy is Solicited on Behalf of the Board of Directors of MERISEL, INC.

         The undersigned stockholder of Merisel, Inc., a Delaware corporation, acting under the Delaware General Corporation Law, hereby constitutes and appoints Timothy N. Jenson and Karen A. Tallman, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Special Meeting of Stockholders of said corporation to be held on February __, 2001, at 8:00 a.m., Los Angeles time, at 200 Continental Boulevard, El Segundo, California, and at any adjournments thereof, and to vote all Common Stock of the Company held in the undersigned's name as follows:


PROPOSAL NO. 1: To approve an amendment to the Restated Certificate of Incorporation to effect a stock combination (reverse stock split) pursuant to which every ten shares of outstanding common stock would be changed for one share of new common stock.

/X/      FOR  [ __ ]      AGAINST  [ __ ]      ABSTAIN  [ __ ]


         Said attorneys and proxies, and each of them, shall have the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such Special Meeting and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to matters incident to the conduct of the Special Meeting and matters presented at the Special Meeting but which are not known to the Board of Directors at the time of the solicitation of this Proxy.
-------------------------------------------------------------------------------

         This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, HIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR PROPOSAL NO. 1.

         The undersigned acknowledges receipt of a copy of the Notice of Special Meeting and Proxy Statement relating to the Special Meeting.


----------------------------------------
Signature of Stockholder


Dated:                              , 2001
      ------------------------------


-----------------------------------------
Signature of Stockholder


Dated:                              , 2001
      ------------------------------

------------------------------------------------
Important: In signing this proxy, please sign your names on the signature lines in the same way as it is stenciled on this proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such.
EACH JOINT TENANT SHOULD SIGN.
------------------------------------------------


PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.